Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated March 1, 2022, effective as of the Effective Time (the “Effective Date”), is by and between Cadrenal Therapeutics, Inc., a Delaware corporation (the “Company”) and Quang Pham (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall govern the terms of employment between the Executive and the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement. This Agreement supersedes and replaces any prior employment agreement(s) between the Executive and the Company or any predecessor, to the extent applicable.

Section 1.2. Term. The employment relationship hereunder shall commence on the Effective Date and terminate on the earliest occurrence as provided in ARTICLE 4 (the “Term”). In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.2(b)), Base Salary (as defined in Section 3.1(a)), Target Bonus (as defined in Section 3.1(b)) and other unaccrued or unvested benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall employ the Executive to render exclusive and full-time services to the Company. The Executive shall serve in the capacity of Chief Executive Officer.

Section 2.2. Duties. The Executive shall report to the Company’s Board of Directors (the “Board”) and be subject to the lawful direction of the Board. The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Chief Executive Officer as the Board shall from time to time direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board and acceptable to the Executive, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of the Board and/or as a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of the Company and/or any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply with, the Company’s policies and procedures for employees and officers in place from time to time, including, but not limited to, the terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote substantially all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent, which shall not be unreasonably withheld, provided that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs, or (ii) managing the Executive’s passive personal investments, so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Board). The Executive is also permitted to serve on two other boards, one of them being Westwood Therapeutics, Inc., and maintain Phamace, LLC, a consulting service company where he serves as sole member.

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be at the Jacksonville/Ponte Vedra, Florida office of the Company.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive pursuant to this Agreement during the Term, the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a)  Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $420,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to periodic increases as the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate. The Base Salary shall be increased to a minimum of $675,000 upon the completion of a public listing of the Company’s stock on a national stock exchange and comparable to the compensation of officers with similar positions at Aytu Biosciences, Milestone Pharmaceuticals, and Verve Therapeutics. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be increased from time to time.

(b)  Target Bonus. During the Term, the Executive may be entitled to an annual target bonus, of up to fifty (50%) percent of the Executive’s Base Salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be based upon the actual achievement by the Executive and the Company of the applicable performance targets and goals set by the Board or its compensation committee, if any (the “Compensation Committee”), with individual performance targets determined in consultation with the Executive. The Target Bonus shall be paid in a lump sum in the fiscal year following the fiscal year for which such Target Bonus is awarded, but in all events, shall be paid no later than March 15 of such following calendar year.

(c)  Benefit Plans. The Company shall reimburse Executive for his personal dental and healthcare benefits expenses. Upon the completion of a public listing, the Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof including any such eligibility requirements. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(d)  Paid Time Off. The Executive shall be entitled to accrue paid time off (PTO) time at a rate of twenty (20) days per year. Executive shall not be permitted to carry-over any accrued, unused PTO time, unless required by applicable law. Upon a termination of Executive’s employment for any reason, Executive shall receive payment for all accrued, unused PTO time.

(e)  Indemnification. Subject to applicable law, the Company will indemnify the Executive to the maximum extent permitted by the Company’s bylaws and certificate of incorporation and/or other written policies applicable to executives of the Company, including, without limitation any directors and officers insurance policies, with such indemnification to be on terms determined by the Board but no less favorable than those provided to any other Company executive officer or director and subject to the terms of any written indemnification agreement. The Company also agrees that it will purchase and maintain directors and officers’ insurance covering the Executive.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time to time, for all out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination Without Cause or Resignation for Good Reason.

(a)  The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon ninety (90) days prior written notice to the Executive. Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the provisions set forth in Section 4.1(c).

(b)  As used in this Agreement, “Cause” means: (i) conviction of, or the entry of a plea of guilty or no contest to, a felony; (ii) willful misconduct with respect to the Company, (e.g., fraud, embezzlement, theft or proven dishonesty in the course of the Executive’s employment or other service); (iii) material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days after the delivery of written notice thereof; or (iv) material breach of any obligation or duty to the Company relating to confidentiality, nonsolicitation or proprietary rights, including without limitation a violation by the Executive of any of the provisions of ARTICLE 5 of this Agreement.

(c)  As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a reduction in the Executive’s Base Salary or Target Bonus in effect immediately prior to such reduction; (3) a material diminution in the Executive’s authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the person(s) to whom the Executive reports; (5) a material diminution in the budget over which the Executive retains authority; or (6) a material change in the geographic location at which the Executive performs services for the Company without the Executive’s written consent; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than nine (9) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(d)  If the Executive’s employment is terminated pursuant to Section 4.1(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following: (i) the Accrued Obligations (as defined in Section 4.2(b)); and (ii) the Severance Benefits (as defined below):

(A)  a lump sum payment equal to twenty four (24) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid on the next regular payroll date following the Termination Date (the “Severance Payment”);

(B)  a payment equal to the Target Bonus for the calendar year in which the Termination Date occurs, payable in a lump sum on the 30th day following the Termination Date (the “Severance Bonus”);

(C)  full acceleration of the vesting of any outstanding equity or equity-based awards that the Executive has with respect to the Company and/or its Affiliates on the Termination Date (the “Accelerated Vesting”) and extension of exercisability for the full term of any stock options (the “Exercise Extension”); and

(D)  if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay monthly, on the Executive’s behalf, the full cost of such coverage for twenty four (24) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage (the “COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use reasonable efforts to provide similar assistance in an alternative manner provided that it does not cause a violation of Section 409A (as defined in Section 6.15).

The “Severance Benefits” shall consist of the Severance Payment, the Severance Bonus, Accelerated Vesting, the Exercise Extension and the COBRA Assistance.

Section 4.2. Termination for Cause; Voluntary Termination.

(a)  The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon thirty (30) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.1) for purposes of Section 4.1 of this Agreement or otherwise.

(b)  If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i)  the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii)  the Executive’s accrued, but unused, vacation;

(iii)  expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv)  any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3. Termination Resulting from Death or Disability.

(a)  As the result of any Disability suffered by the Executive, the Company may, upon thirty (30) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b)  “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) one hundred twenty (120) consecutive days; or (ii) one hundred eighty (180) days during any twelve (12) month period.

(c)  If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations, Accelerated Vesting and a lump sum payment equal to twelve (12) months’ Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid on the next regular payroll date following the Termination Date.

ARTICLE 5

RESTRICTIVE COVENANTS

Section 5.1. Confidential Information. While working for the Company, the Executive may develop or acquire knowledge in the Executive’s work or from the Board, officers, employees, agents or consultants of the Company of Confidential Information relating to the Company, its business or potential business or that of any Affiliate. “Confidential Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, commission rates, loss experiences, algorithms, formulae, works of authorship, techniques, documentation, models and systems, marketing, sales and pricing techniques, designs, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client and supplier information, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of the Executive’s direct or indirect act or omission in violation of the terms hereof.

With respect to Confidential Information of the Company:

(a)  The Executive will use Confidential Information only in the performance of the Executive’s duties for the Company. The Executive will not use Confidential Information at any time (during or after the Executive’s employment with the Company) for the Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company;

(b)  The Executive will not disclose Confidential Information at any time (during or after the Executive’s employment with the Company) except to authorized personnel of the Company, unless the Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through the Executive’s direct or indirect act or omission);

(c)  The Executive will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying and handling of documents; and

(d)  Upon the written request by the Company, the Executive will return all materials containing and/or relating to Confidential Information, together with all other property of the Company to the Company when the Executive’s employment relationship with the Company terminates and, at that time the Executive will certify to the Company, in writing and under oath, that the Executive has complied with this Agreement. The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company.

Section 5.2. Inventions and Patents. The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Executive’s work for the Company or which relate to the Company’s or any Affiliate’s business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Term, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to in this Agreement as “Work Product”), belong to the Company. The Executive agrees to take reasonable steps to promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) at the Company’s expense, to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company, at no out-of-pocket cost to the Executive, in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Executive agrees that any such copyrightable work is work made for hire by the Executive for the Company. The Executive hereby assigns to the Company, or waives if not assignable, all of the Executive's “moral rights” in and to all such Work Product, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. In the event that the Company is unable to secure the Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Work Product, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Executive. Notwithstanding the foregoing, “work product” does not include any information or materials that the Executive creates or develops entirely on the Executive’s own time and for which no equipment, supplies, facilities, intellectual property, resources, employees or Confidential Information of the Company were used, unless the information or materials (i) relate to the Company’s business, (ii) relate to the Company’s actual or anticipated research or development or (iii) result from any work performed by the Executive for the Company within the scope of the Executive’s employment.

Section 5.3. Covenant Against Solicitation. The Executive agrees that, during the Term and for a period of six (6) months thereafter, the Executive shall not, directly or indirectly, either for himself or on behalf of any other enterprise: (i) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then an employee of the Company to leave the employment of the Company; or (iii) hire any individual who is then an employee of the Company.

Section 5.4. Reasonable Restrictions/Damages Inadequate Remedy. The Executive acknowledges that (i) the Company would not have entered into this Agreement but for the agreements and covenants contained in this ARTICLE 5; and (ii) the agreements and covenants contained in this ARTICLE 5 are essential to protect the business and goodwill of the Company and are reasonable and appropriate in scope. The Executive acknowledges that any breach by the Executive of any provision contained in this ARTICLE 5 may result in immediate irreparable injury to the Company for which a remedy at law would be inadequate. Accordingly, the Executive acknowledges that, in the event of a breach or threatened breach by the Executive of any provisions of this ARTICLE 5, the Company may be entitled to temporary, preliminary and permanent injunctive or other equitable relief (without being obligated to post a bond or other collateral) and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity.

Section 5.5. Separate Covenants. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this ARTICLE 5 shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in this ARTICLE 5 be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this ARTICLE 5 shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this ARTICLE 5 shall be deemed a series of separate covenants and restrictions one for each of the fifty states of the United States of America. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this ARTICLE 5, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

Section 5.6. Survival. ARTICLE 5 and ARTICLE 6 shall survive the termination of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 6.2. Entire Agreement. This Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein.

Section 6.3. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 6.3.

Section 6.4. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery and signature requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Cadrenal Therapeutics, Inc.

822 North A1A, Suite 300

Ponte Vedra, FL 32082

Attn: Quang Pham, Chairman

Email: quang.pham@cadrenal.com

If to the Executive, to:

With a copy via email to:

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 6.5. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of Florida and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 6.6. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 6.7. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 6.8. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 6.9. Advice of Counsel. This Agreement was prepared by Lowenstein Sandler LLP in its capacity as legal counsel to the Company. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 6.10. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 6.11. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 6.12. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 6.12 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 6.13. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 6.14. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

Section 6.15. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

Section 6.16. 280G Modified Cutback.

(a)  If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b)  An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)  For purposes of this Section 16.16, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

CADRENAL THERAPEUTICS, INC.

By:	/s/ Quang Pham
Name:	Quang Pham
Title:	Chairman

EXECUTIVE

/s/ Quang Pham
Quang Pham